Exhibit 16.1

May  6, 2004

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We have read the statements contained in the first paragraph under the caption “Change in Independent Accountants” of Rural LEC Acquisition LLC’s (“RLEC”) Registration Statement on Form S-1 (copy attached).  We agree with the statements concerning our Firm in such Form S-1.

Yours truly,

PricewaterhouseCoopers LLP